                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-54772

                    [Financial Industrial Corporation LOGO]

                                                                     May 8, 2001

Dear Financial Industries Corporation shareholder,

     As you know, we are currently soliciting proxies for a Special Meeting of Shareholders of Financial Industries Corporation ("FIC") to be held on May 18, 2001, at which you will be asked to consider and to vote upon, among other things, proposals relating to the proposed merger of ILCO Acquisition Company, a wholly-owned subsidiary of FIC ("Merger Sub"), and InterContinental Life Corporation ("ILCO"). We are enclosing a supplement to the joint proxy statement/prospectus dated April 20, 2001 to provide you with information concerning a recently adopted amendment to the merger agreement that was originally executed by FIC, Merger Sub and ILCO on January 17, 2001.

     Under the terms of the original merger agreement, as a condition to the consummation of the merger, each of FIC and ILCO were required to receive opinions from their respective tax counsel, dated as of the closing date of the merger, to the effect that: (i) the merger will constitute a reorganization under Section 368(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) FIC, Merger Sub and ILCO will each be a party to the reorganization under Section 368(a) of the Code and (iii) with respect to the opinion required to be delivered by ILCO's tax counsel, no gain or loss will be recognized by the shareholders of ILCO upon receipt of FIC common stock in exchange for ILCO common stock pursuant to the merger (except with respect to any cash received in lieu of fractional shares) and, with respect to the opinion required to be delivered by FIC's tax counsel, no gain or loss will be recognized by FIC, Merger Sub or ILCO by reason of the merger. The amendment of the merger agreement provides that the delivery of the tax opinions described above will no longer be a condition to the consummation of the merger.

     THE BOARD OF DIRECTORS OF FIC HAS APPROVED THE AMENDMENT TO THE MERGER AGREEMENT AND REAFFIRMS ITS VIEW THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ON SUBSTANTIALLY THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT ARE ADVISABLE AND ARE FAIR TO, AND IN THE BEST INTEREST OF, FIC AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF SHARES OF FIC COMMON STOCK IN THE MERGER AND "FOR" THE APPROVAL OF THE AMENDMENT TO FIC'S ARTICLES OF INCORPORATION.

     If you have already delivered a properly executed proxy, you need not reexecute a proxy unless you wish to change your vote. If you wish to change or revoke your vote, please contact us at the address set forth in the accompanying supplement to receive a new proxy card.

     It is important that your shares be represented at the special meeting either in person or by proxy. Your prompt attention to this matter is greatly appreciated.

                                            Sincerely,

                                            /s/ Roy F. Mitte

                                            Roy F. Mitte
                                            Chairman, President and Chief
                                            Executive Officer

                                  [ILCO LOGO]

                                                                     May 8, 2001

Dear InterContinental Life Corporation shareholder,

     As you know, we are currently soliciting proxies for a Special Meeting of Shareholders of InterContinental Life Corporation ("ILCO") to be held on May 18, 2001, at which you will be asked to consider and to vote upon, among other things, proposals relating to the proposed merger of ILCO Acquisition Company ("Merger Sub"), a wholly-owned subsidiary of Financial Industries Corporation ("FIC"), with ILCO. We are enclosing a supplement to the joint proxy statement/prospectus dated April 20, 2001 to provide you with information concerning a recently adopted amendment to the merger agreement that was originally executed by FIC, Merger Sub and ILCO on January 17, 2001.

     Under the terms of the original merger agreement, as a condition to the consummation of the merger, each of FIC and ILCO were required to receive opinions from their respective tax counsel, dated as of the closing date of the merger, to the effect that: (i) the merger will constitute a reorganization under Section 368(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) FIC, Merger Sub and ILCO will each be a party to the reorganization under Section 368(a) of the Code and (iii) with respect to the opinion required to be delivered by ILCO's tax counsel, no gain or loss will be recognized by the shareholders of ILCO upon receipt of FIC common stock in exchange for ILCO common stock pursuant to the merger (except with respect to any cash received in lieu of fractional shares) and, with respect to the opinion required to be delivered by FIC's tax counsel, no gain or loss will be recognized by FIC, Merger Sub or ILCO by reason of the merger. The amendment of the merger agreement provides that the delivery of the tax opinions described above will no longer be a condition to the consummation of the merger.

     THE BOARD OF DIRECTORS OF ILCO HAS APPROVED THE AMENDMENT TO THE MERGER AGREEMENT AND REAFFIRMS ITS VIEW THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ON SUBSTANTIALLY THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT ARE ADVISABLE AND ARE FAIR TO, AND IN THE BEST INTEREST OF, ILCO AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PLAN OF MERGER CONTAINED IN THE MERGER AGREEMENT.

     If you have already delivered a properly executed proxy, you need not reexecute a proxy unless you wish to change your vote. If you wish to change or revoke your vote, please contact us at the address set forth in the accompanying supplement to receive a new proxy card.

     It is important that your shares be represented at the special meeting either in person or by proxy. Your prompt attention to this matter is greatly appreciated.

                                            Sincerely,

                                            /s/ ROY F MITTE

                                            Roy F. Mitte
                                            Chairman, President and Chief
                                            Executive Officer

                 SUPPLEMENT TO JOINT PROXY STATEMENT/PROSPECTUS


[Financial Industrial           [ILCO LOGO]
Corporation LOGO]               INTERCONTINENTAL LIFE CORPORATION
FINANCIAL INDUSTRIES            SPECIAL MEETING OF SHAREHOLDERS
CORPORATION                     TO BE HELD MAY 18, 2001
SPECIAL MEETING OF
SHAREHOLDERS
TO BE HELD MAY 18, 2001

     This supplement dated May 8, 2001 is being furnished to the shareholders of FIC and ILCO as a supplement to the joint proxy statement/prospectus dated April 20, 2001 previously sent to the FIC and ILCO shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of FIC for use at the special meeting of shareholders of FIC to be held on May 18, 2001 and on behalf of the Board of Directors of ILCO for use at the special meeting of shareholders of ILCO to be held on May 18, 2001.

     This supplement relates to an amendment of the merger agreement pursuant to which Merger Sub will merge with and into ILCO, with ILCO surviving the merger as a wholly-owned subsidiary of FIC. This supplement is a supplement to and should be read in conjunction with the joint proxy statement/ prospectus dated April 20, 2001. Any statement contained in the joint proxy statement/prospectus dated April 20, 2001 will be deemed to be modified and superseded to the extent that a statement set forth in this supplement, including the annexes hereto, modifies or supersedes such statement.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This supplement to the joint proxy statement/prospectus is dated May 8, 2001 and it was first mailed to the shareholders of FIC and ILCO on or about May 8, 2001.

FIRST AMENDMENT TO MERGER AGREEMENT; BACKGROUND AND REASONS

     Under the terms of the original merger agreement, as a condition to the consummation of the merger, each of FIC and ILCO were required to receive opinions from their respective tax counsel, dated as of the closing date of the merger, to the effect that: (i) the merger will constitute a reorganization under Section 368(b) of the Code, (ii) FIC, Merger Sub and ILCO will each be a party to the reorganization under Section 368(a) of the Code and (iii) with respect to the opinion required to be delivered by ILCO's tax counsel, no gain or loss will be recognized by the shareholders of ILCO upon receipt of FIC common stock in exchange for ILCO common stock pursuant to the merger (except with respect to any cash received in lieu of fractional shares) and, with respect to the opinion required to be delivered by FIC's tax counsel, no gain or loss will be recognized by FIC, Merger Sub or ILCO by reason of the merger. Opinions to this effect were issued as of April 3, 2001 and filed with the Securities and Exchange Commission in connection with the registration statement containing the joint proxy statement/prospectus dated April 20, 2001.

     As previously disclosed in the joint proxy statement/prospectus dated April 20, 2001, FIC has received several indications of interest to acquire FIC after the merger. Since the date of the joint proxy statement/prospectus, FIC has received one indication of interest which it intends to pursue through further discussions with the party that submitted the indication of interest. As a result, management of FIC believes that it is not likely to be able to deliver to tax counsel an officer's certificate at the closing of the merger containing a representation that FIC has not received any formal indications of interest that may result in a sale of FIC after the merger. Since this representation was part of the basis for the April 3, 2001 tax opinions, FIC and ILCO no longer will be receiving their respective counsel's tax opinions as described above on the closing date of the merger. The amendment of the merger agreement provides that the delivery of the tax opinions described above will no longer be a condition to the consummation of the merger.

     During the week of April 30, 2001, management of FIC had various conversations with representatives of Weil, Gotshal & Manges LLP, counsel to the FIC Special Committee, and Philo Smith Capital Corporation, financial advisor to the FIC Special Committee, and management of ILCO had various conversations with representatives of Fulbright & Jaworski, L.L.P., counsel to the ILCO Special Committee, and a representative of P.W. Mattingly & Co., Inc., financial advisor to the ILCO Special Committee, with respect to the merger, the potential sale of FIC and the terms of the first amendment to the merger agreement. On May 3, 2001, a representative of Mattingly & Co. orally confirmed to representatives of management of ILCO and Fulbright & Jaworski that the changes to the terms of the merger agreement would not cause it to revoke its opinion, dated as of January 17, 2001, given as of such date. On May 3, 2001, the members of the ILCO Special Committee held a meeting with representatives of Fulbright & Jaworski and management of ILCO to discuss the terms of the first amendment to the merger agreement and the effects thereof. After a full and lengthy discussion, the ILCO Special Committee unanimously voted to recommend that the ILCO board of directors amend the merger agreement to remove as a condition to closing the receipt of the tax opinions. On May 4, 2001, the members of the ILCO Special Committee held a meeting with a representative of Mattingly & Co., representatives of Fulbright & Jaworski and management of ILCO at which Mattingly & Co. stated that had it known on January 17, 2001 that Fulbright & Jaworski would be unable to deliver its tax opinion as required by the merger agreement, then it would have been unable to deliver a fairness opinion on the proposed transaction as of such date. After a full and lengthy discussion, the ILCO Special Committee decided not to modify its actions at the May 3 meeting. On May 4, 2001, the members of the FIC Special Committee held a telephonic meeting with representatives of Weil Gotshal, Philo Smith Capital and management of FIC to discuss the terms of the first amendment to the merger agreement and the effects thereof. At the meeting, Philo Smith Capital orally confirmed to the FIC Special Committee that the changes to the terms of the merger agreement would not cause it to revoke its opinion, dated as of January 17, 2001, given as of such date. After a full discussion, the FIC Special Committee unanimously approved the first amendment to the merger agreement and unanimously voted to recommend that the FIC board of directors approve and adopt the first amendment to the merger agreement.

     On May 7, 2001, a unanimous written consent of each of the boards of directors of FIC and ILCO was executed wherein the first amendment to the merger agreement was approved and adopted.

     The first amendment to the merger agreement is attached as Annex S-I to this supplement and is hereby incorporated by reference. All references to the merger agreement in the joint proxy statement/ prospectus and related proxies are deemed to refer to the merger agreement as amended by the first amendment.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The inability of counsel to issue the tax opinions described above does not mean that the merger necessarily will be taxable. The merger, in fact, might still constitute a tax-free reorganization as to which no gain or loss would be recognized by ILCO shareholders upon their exchange of ILCO stock for FIC common stock (except with respect to any cash received in lieu of fractional shares of FIC common stock), and with the other income tax consequences to them described on page 56 of the joint proxy statement/prospectus dated April 20, 2001. On the other hand, should the merger be followed by a sale of all or substantially all of FIC that is deemed, for U.S. federal income tax purposes, to be "in connection with" the merger itself, then the merger, at least in the view of the IRS, would fail to qualify as a tax-free reorganization. In that event, ILCO shareholders would recognize gain or loss upon their receipt of FIC common stock in the merger and would have the other income tax consequences described on the top of page 57 of the joint proxy statement/prospectus dated April 20, 2001.

POTENTIAL POST-MERGER SALE OF FIC

     Since the date of the joint proxy statement/prospectus, FIC has received one indication of interest that it intends to pursue through further discussions with the third party submitting such indication of interest. However, FIC has still not determined whether it will sell the company, and no price or material terms on which it would agree to sell the company have been determined by the board of directors of FIC or agreed upon with any third party.

SOLICITATION AND REVOCATION OF PROXIES

  FIC Shareholders

     Any FIC shareholder who has previously delivered a properly executed proxy need NOT reexecute a proxy. A proxy, previously delivered, may, however, be revoked by either:

     - filing with the Secretary of FIC, at or before the FIC special meeting, a written notice of revocation bearing a later date than the proxy;

     - duly executing a subsequent proxy bearing a later date than the earlier submitted proxy; or

     - attending the FIC special meeting and voting in person, although attendance at the meeting will not in and of itself constitute a revocation of proxy.

     Any written notice revoking a proxy or request for an additional proxy should be sent to:

                        Financial Industries Corporation
                      6500 River Place Blvd., Building One
                              Austin, Texas 78730
                                Attn: Secretary

  ILCO Shareholders

     Any ILCO shareholder who has previously delivered a properly executed proxy need NOT reexecute a proxy. A proxy, previously delivered, may, however, be revoked by either:

     - filing with the Secretary of ILCO, at or before the ILCO special meeting, a written notice of revocation bearing a later date than the proxy;

     - duly executing a subsequent proxy bearing a later date than the earlier submitted proxy; or

     - attending the ILCO special meeting and voting in person, although attendance at the meeting will not in and of itself constitute a revocation of proxy.

     Any written notice revoking a proxy or request for an additional proxy should be sent to:

                       InterContinental Life Corporation
                      6500 River Place Blvd., Building One
                              Austin, Texas 78730
                                Attn: Secretary

                                                                       ANNEX S-1

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This First Amendment to Agreement and Plan of Merger (this "First Amendment") is made and entered into this 7th day of May, 2001, by and among Financial Industries Corporation, a Texas corporation ("FIC"), ILCO Acquisition Company, a Texas corporation and wholly-owned subsidiary of FIC ("Merger Sub"), and InterContinental Life Corporation, a Texas corporation ("ILCO").

     WHEREAS, FIC, ILCO and Merger Sub entered into an Agreement and Plan of Merger as of January 17, 2001 (the "Agreement"); and

     WHEREAS, the parties hereto desire to make certain amendments to the Agreement.

     NOW THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. AMENDMENTS

     The Agreement shall be amended as follows:

     1.1 Section 7.2(c). Section 7.2(c) of the Agreement shall be amended by deleting Section 7.2(c) in its entirety and replacing it with the following:

     [Intentionally Omitted]

     1.2 Section 7.3(c). Section 7.3(c) of the Agreement shall be amended by deleting Section 7.3(c) in its entirety and replacing it with the following:

     [Intentionally Omitted]

SECTION 2. REAFFIRMATION OF AGREEMENT

     Except as expressly provided herein, the Agreement is not amended, modified or affected by this First Amendment, and the Agreement and the obligations of the parties hereto thereunder are hereby ratified and confirmed by the parties in all respects.

SECTION 3. CAPITALIZED TERMS

     Capitalized terms used, but not defined, in this First Amendment shall have the meaning set forth in the Agreement.

SECTION 4. BINDING EFFECT

     This First Amendment shall benefit and bind the parties and their respective assigns, successors, and legal representatives.

SECTION 5. GOVERNING LAW

     This First Amendment shall be governed by and construed in accordance with the Laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 6. COUNTERPARTS

     This First Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall be but one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Agreement and Plan of Merger as of the first date written above.

                                          FINANCIAL INDUSTRIES CORPORATION

                                          By:       /s/ ROY F. MITTE
                                            ------------------------------------
                                                        Roy F. Mitte
                                                  Chairman, President and
                                                  Chief Executive Officer

                                          ILCO ACQUISITION COMPANY

                                          By:       /s/ ROY F. MITTE
                                            ------------------------------------
                                                        Roy F. Mitte
                                                         President

                                          INTERCONTINENTAL LIFE CORPORATION

                                          By:       /s/ ROY F. MITTE
                                            ------------------------------------
                                                        Roy F. Mitte
                                                  Chairman, President and
                                                  Chief Executive Officer

                                       S-2